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                     August 30, 2022

       Michael Nessim
       Chief Executive Officer
       Kingswood Acquisition Corp.
       17 Battery Place
       Room 625
       New York, New York 10004

                                                        Re: Kingswood
Acquisition Corp.
                                                            Form 10-K for the
Fiscal Year Ending December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-39700

       Dear Michael Nessim:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction